FOR IMMEDIATE RELEASE

JURY AWARDS ICO AT LEAST $371 MILLION PLUS INTEREST IN BOEING LAWSUIT

Reston, VA., (Business Wire) October 21, 2008 - ICO Global Communications (Holdings) Limited (ICO) (NASDAQ: ICOG) today was awarded at least $371 million in its litigation with The Boeing Company and Boeing Satellite Systems International (Boeing and BSSI). The jury’s verdict awards ICO $371 million against BSSI, composed of $279 million for breach of contract and fraud with regard to satellite pricing and $91.6 million for fraud with regard to launches. The jury also awarded ICO $91.6 million against BSSI’s parent company, Boeing, for tortious interference. Whether ICO can collect $91.6 million from Boeing in addition to the $371 million from BSSI will be the subject of further proceedings. The award does not include any pre-judgment interest that is to be applied by the Judge under California law. In view of the jury’s finding that BSSI and Boeing acted against ICO with malice, oppression or fraud, beginning on Tuesday, October 28, the jury will hear evidence and argument to determine the amount, if any, of punitive damages to be awarded to ICO.

“The jury has now ruled on the facts in this case, and we are pleased that this case has reached a verdict after years of litigation,” commented John Flynn, executive vice president and general counsel for ICO. “The jury agreed with ICO’s claims regarding fraud, breach of contract and tortious interference on the part of Boeing and its BSSI subsidiary.”

ICO will host a conference call to discuss the outcome and respond to questions at 8:30 am eastern time on Wednesday, October 22. The dial in number is 800-227-9428 (or 785-830-1925). The confirmation code for the call is 1294873. A replay of the call will be available for 30 days and can be accessed at 888-203-1112.

The trial began on June 16, 2008. Case information can be found at www.lasuperiorcourt.org, case number BC320115.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities. ICO G1 is capable of supporting wireless voice, data, and/or Internet services throughout the United States on mobile and portable devices. ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the jury verdict for ICO’s claims against BSSI and Boeing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results. These risks include, but are not limited to, the fact that the court could modify the verdict under certain circumstances, the fact that the jury’s verdict is subject to appeal by BSSI and Boeing; and the fact that receipt of the award is subject to collection from BSSI and Boeing. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:
Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com

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